Exhibit 10.1

SECOND AMENDMENT TO THE
OASIS PETROLEUM INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

THIS SECOND AMENDMENT (the "Second Amendment") to the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan, as amended from time to time (the “Plan”), is made effective as of May 4, 2016 (the “Amendment Effective Date”), by Oasis Petroleum Inc. (the “Company”), subject to approval by the Company’s stockholders.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan (including to increase the number of shares of the Company’s common stock (“Stock”) available for awards under the Plan), subject to the approval of the Company’s stockholders if such approval is required by the rules of the New York Stock Exchange (“NYSE”);

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to, among other things, increase the total number of shares of Stock reserved for delivery with respect to awards under the Plan in order to ensure that sufficient shares of Stock are available for future awards and to extend the term of the Plan; and
WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2016 Annual Meeting, in order to (i) to increase the number of shares of Stock available for grant under the Plan by 7,500,000 shares and to provide for restrictions on shares that may be reissued under the Plan, subject to the approval of the Company’s stockholders pursuant to applicable NYSE rules; (ii) extend the term of the Plan to May 4, 2026; and (iii) make certain other clarifying changes to the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.    Section 4 of the Plan is hereby deleted in its entirety and replaced with the following:

4.    Stock Subject to Plan.

(a)Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock that may be delivered with respect to Awards under this Plan, since its original inception, shall not exceed 16,050,000 shares, and such total will be available for the issuance of Incentive Stock Options.

(b)Application of Limitation to Awards. The number of shares of Stock actually delivered with respect to Awards under this Plan may not exceed the number of shares of Stock available under this Plan pursuant to Section 4(a) (subject to any adjustment made pursuant to Section 9). The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered with respect to an Award differs from the number of shares previously counted in connection with such Award.

(c)Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award under the Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of Stock pursuant to such Award, including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered in payment of any taxes related to a Full Value Award, in each case, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding the foregoing, with respect to any Option, Stock Appreciation Right, or other Award for which a Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Stock determined as of the date of grant, the following shares will not, in each case, be available for delivery in connection with future Awards under the Plan: (i) shares tendered or withheld in payment of any exercise or purchase price of such Award or taxes relating to such Award, (ii) shares that were subject to such Award that was exercised, or (iii) shares repurchased on the open market with the proceeds of such Award’s exercise price. If an Award may be settled only in cash, such Award shall not be counted against any of the share limits under this Section 4 but shall remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code.

(d)Source of Stock Deliverable Under Awards. The shares to be delivered under the Plan pursuant to an Award shall consist, in whole or in part, of (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market, or (iv) any combination of the foregoing, as determined by the Committee in its discretion.

2.    Section 10(m) of the Plan is hereby deleted in its entirety and replaced with the following:

(m)    Plan Effective Date and Term. This Plan was adopted by the Board on the Effective Date, and approved by the stockholders of the Company on May 1, 2014, to be effective as of the Effective Date. The Plan was subsequently amended pursuant to the First Amendment to the Plan, effective as of May 4, 2015, and the Second Amendment to the Plan, effective as of May 4, 2016. No Awards may be granted under this Plan on and after May 4, 2026.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.